Exhibit 1

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Share($)	Date of Purchase / Sale

VOSS VALUE MASTER FUND, LP

Sale of Common Stock	(45,000)	14.4900	08/28/2025

VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP

Sale of Common Stock	(9,970)	14.5315	08/28/2025
Sale of Common Stock	(26,436)	14.5001	09/16/2025

VOSS CAPITAL, LP
(Through Separately Managed Accounts)

Sale of Common Stock	(136,251)	14.5000	09/17/2025
Sale of Common Stock	(18,872)	14.4900	09/17/2025
Sale of Common Stock	(11,588)	14.4802	09/18/2025
Sale of Common Stock	(25,000)	14.4300	09/19/2025
Sale of Common Stock	(5,150)	14.4500	09/19/2025
Sale of Common Stock	(50,000)	14.9201	10/08/2025
Sale of Common Stock	(67,390)	14.9241	10/08/2025
Sale of Common Stock	(100,000)	14.9250	10/08/2025
Sale of Common Stock	(58,131)	14.5216	10/10/2025
Sale of Common Stock	(50,000)	14.6901	10/13/2025
Sale of Common Stock	(41,869)	14.6904	10/13/2025
Sale of Common Stock	(11,953)	14.8002	10/15/2025
Sale of Common Stock	(68,782)	14.7308	10/21/2025